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NEWS RELEASE

Contact(s):     Media Inquiries:                 Visteon Corporation


         Denise Bither                           Public Affairs
         313-755-4063                            5500 Auto Club Drive
         dbither@visteon.com                     Dearborn, Michigan  48126


         Facsimile:  313-755-7983



         Investor Inquiries:
         Kent Niederhofer
         313-755-3699
         kniederh@visteon.com





                                                                [VISTEON LOGO]



FOR IMMEDIATE RELEASE


MICHAEL JOHNSTON JOINS VISTEON LEADERSHIP AS PRESIDENT AND CHIEF OPERATING
OFFICER

DEARBORN, Mich., September 7, 2000 - Less than three months after becoming an independent company, Visteon Corporation (NYSE: VC) has named Michael Johnston President and Chief Operating Officer. Johnston has more than 25 years experience in the automotive supplier and aerospace industries. He is a well-respected leader with extensive expertise in manufacturing, product development, sales and customer relations and is known for delivering on business commitments and improving shareholder value.

"Mike is a strong addition to Visteon's senior leadership," said Peter J. Pestillo, Chairman and Chief Executive Officer, Visteon Corporation. "His knowledge and experience of running global operations, growing margins and revenues, and his outstanding customer relations record will enable him to hit the ground running and help Visteon grow our customer base. I am pleased we were able to find the right person so quickly after our independence."

Johnston will have responsibility for the day-to-day operations of Visteon's business including: global operations, sales, manufacturing, product development, research and development and customer relations.




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During his more than 25-year career, Johnston has been responsible for operations in North America, South America and Asia Pacific. He has a history of increasing margins and revenues, establishing robust internal operating processes, successfully implementing Six Sigma into operations to improve quality performance, improving customer relations by establishing integrated teams and also played a key role in shareholder value initiatives including movement into e-business and effective communication with Wall Street.

"I am very excited about joining the Visteon team," said Mike Johnston. "Visteon is an exciting company with a great future. I look forward to working with Pete and the entire Visteon team to deliver outstanding products to customers and increase shareholder value."

During his career at Johnson Controls, Johnston has had P&L responsibilities for a multi-billion dollar global business including directing an organization of 40,000 employees and 100 plants. He successfully drove best practice disciplines and process improvements throughout the organization such as supply chain restructuring and reducing costs, inventory and working capital requirements, while enhancing the overall operating flexibility and efficiency of the business. He also held responsibility for worldwide purchasing and engineering. Johnston also has experience in the aerospace industry holding various positions at Micropol, a subsidiary of Northwest Industries.

Johnston's most recent position was President, e-business for Johnson Controls where he was charged with launching and growing new e-based businesses, including non-automotive and using the Internet to support all phases of supply chain and logistics, purchasing, manufacturing, distribution, marketing and sales.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has a global delivery system of more than 130 technical, manufacturing, sales, and service facilities located in 23 countries. It has 81,000 employees working in three business segments: Dynamics and Energy Conversion; Comfort, Communication and Safety; and Glass.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com


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